P R O S P E C T U S  S U P P L E M E N T        Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 19, 1997)               Registration No. 333-39857

                                  $150,000,000


                                   [AES LOGO]



                               THE AES CORPORATION
            4.50% CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES DUE 2005
                   INTEREST PAYABLE FEBRUARY 15 AND AUGUST 15
                                   -----------
     The 4.50% Convertible Junior Subordinated Debentures due 2005 (the "Debentures") of The AES Corporation ("AES" or the "Company") are convertible into Common Stock, $.01 par value (the "Common Stock"), of the Company at any time at or before maturity, unless previously redeemed, at a conversion price of $54.00 per share, subject to adjustment in certain events. The Common Stock of the Company is listed on The New York Stock Exchange ("NYSE") under the symbol "AES". On August 4, 1998, the closing price for the Common Stock, as reported by the NYSE, was $44.625 per share. See "Common Stock Price Ranges and Dividends".

     The Debentures do not provide for a sinking fund. The Debentures are not redeemable by the Company prior to August 20, 2001. Thereafter, the Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus Supplement, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Debentures -- Certain Rights to Require Repurchase of Debentures". The Debentures have been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "AES 05".

     The Debentures are unsecured obligations of the Company and are subordinate to all present and future Senior and Subordinated Debt (as defined herein) of the Company and all liabilities of the Company's subsidiaries. The Debentures rank pari passu with $250 million aggregate principal amount of the Company's outstanding 5.375% Junior Subordinated Debentures due 2027 and $300 million aggregate principal amount of the Company's outstanding 5.50% Junior Subordinated Debentures due 2012. As of March 31, 1998, the Company had approximately $1.48 billion in aggregate principal amount of Senior and Subordinated Debt and the subsidiaries of the Company had approximately $4.40 billion in aggregate amount of liabilities to which the Debentures are effectively subordinated. The Indenture will not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures -- Subordination".

     The offering of the Debentures (the "Offering") is being conducted concurrently with an offering by the Company of 4,250,000 shares of its Common Stock (the "Common Stock Offering"). The consummation of the Offering is not contingent upon the consummation of the Common Stock Offering.

     SEE  "RISK  FACTORS"  ON  PAGE  5  OF  THE  ACCOMPANYING  PROSPECTUS  FOR A
DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE DEBENTURES OFFERED HEREBY.
                                 -----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                      PRICE TO       UNDERWRITING      PROCEEDS TO
                      PUBLIC(1)       DISCOUNT(2)       COMPANY(3)
--------------------------------------------------------------------------------
Per Debenture              100%            2.50%             97.50%
--------------------------------------------------------------------------------
Total(4)          $150,000,000       $3,750,000       $146,250,000

================================================================================
(1) Plus accrued interest, if any, from date of issuance.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3) Before deducting expenses payable by the Company, estimated at $350,000.
(4) The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus Supplement, to purchase up to an additional $22.5 million aggregate principal amount of Debentures on the same terms as set forth above solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $172,500,000, $4,312,500 and $168,187,500, respectively. See "Underwriting".
                                 -----------
     The Debentures are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions. It is expected that delivery of the Debentures will be made against payment therefor on or about August 10, 1998 through the facilities of The Depository Trust Company.
                                  -----------
SALOMON SMITH BARNEY                             J.P. MORGAN & CO.
                                 -----------
DONALDSON, LUFKIN & JENRETTE
                     MORGAN STANLEY DEAN WITTER
                                            PAINEWEBBER INCORPORATED
August   4,   1998                                        C.E.  UNTERBERG,TOWBIN

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING OR THE CONCURRENT COMMON STOCK OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES AND THE COMMON STOCK, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".


               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements under the captions "The Company", "Risk Factors", "Discussion and Analysis of Financial Condition and Results of Operations" and "Business" included or incorporated by reference in the accompanying Prospectus and elsewhere in this Prospectus Supplement and the accompanying Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of AES, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following factors, as well as those factors discussed in the section entitled "Risk Factors" in the accompanying Prospectus and those discussed elsewhere in AES's filings with the Securities and Exchange Commission (the "Commission"), including: changes in company-wide operation and availability compared to AES's historical performance; changes in AES's historical operating cost structure, including changes in various costs and expenses; political and economic considerations in certain non-U.S. countries where AES is conducting or is seeking to conduct business; restrictions on foreign currency convertibility and remittance abroad, exchange rate fluctuations and developing legal systems; regulation and restrictions; legislation intended to promote competition in U.S. and non-U.S. electricity markets; tariffs; governmental approval processes; environmental matters; construction, operating and fuel risks; load growth, dispatch and transmission constraints; conflict of interest of contracting parties; and adherence to the AES principles; and other factors referenced in this Prospectus Supplement and in the accompanying Prospectus. See "Risk Factors" in the accompanying Prospectus.

                               OFFERING SUMMARY

     The following information is qualified entirely by, and should be read in conjunction with, the more detailed information appearing elsewhere in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus.

SECURITIES  OFFERED......  $150,000,000  aggregate  principal  amount  of  4.50%
                           Convertible   Junior   Subordinated   Debentures  due
                           August 15, 2005 (the "Debentures").

PAYMENT  OF INTEREST.....  February 15 and  August 15, commencing  February  15,
                           1999.

CONVERSION............... Convertible  into  Common  Stock of the Company at the option of the holder at any time at or before maturity, unless previously redeemed, at a conversion price of $54.00 per share, subject to adjustment in certain events.

SUBORDINATION............ Subordinated  to all  present  and  future  Senior and
                          Subordinated Debt of the Company and all liabilities of the Company's subsidiaries. As of March 31, 1998, Senior and Subordinated Debt of the Company aggregated approximately $1.48 billion and liabilities of the Company's subsidiaries aggregated approximately $4.40 billion. The Indenture contains no limitation on the incurrence of indebtedness (including Senior and Subordinated Debt) or other liabilities by the Company and its subsidiaries.

REDEMPTION............... The  Debentures  are  redeemable  at the option of the
                          Company, in whole or in part, at the redemption prices set forth herein, together with accrued interest, except that no redemption may be made prior to August 20, 2001.

OPTIONAL  REDEMPTION..... Upon a Repurchase Event, each holder of the Debentures shall have the right, at the holder's option, to require the Company to repurchasesuch holder's Debenture at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. The term "Repurchase Event" is limited to transactions involving a Change in Control or a Termination of Trading (each as defined herein), and does not include any other events that might adversely affect the financial condition of the Company or result in a downgrade in the credit rating (if any) of the Debentures. The Company's ability to repurchase the Debentures following a Repurchase Event is dependent upon the Company's having sufficient funds and may be limited by the terms of the Company's Senior and Subordinated Debt or other contractual limitations or the subordination provisions of the Indenture. There is no assurance that the Company will be able to repurchase the Debentures upon the occurrence of a Repurchase Event.

USE OF PROCEEDS.......... The  Company  intends to use the net  proceeds of this
                          Offering to repay certain indebtedness and for general corporate purposes, including potential acquisitions. See "Use of Proceeds".

                              RECENT DEVELOPMENTS

     In May, subsidiaries of AES completed the purchase of three electric generating stations from Southern California Edison ("Edison") for approximately $781 million. In connection with the acquisition, the Company obtained $713 million of non-recourse project financing. AES Alamitos (Long Beach), AES Redondo Beach and AES Huntington Beach all fire natural gas with a combined summer peak generating capacity of 3,956 megawatts ("MW"). AES has contracted to provide fuel conversion services from the facilities to Williams Energy Services Company ("Williams"). Under the long term agreement, Williams delivers gas to the plants and owns and markets the electrical output. Project debt financing for the acquisition was provided by a syndicate of banks led by Credit Suisse First Boston. Pursuant to California's electricity restructuring law, Edison will remain under contract to operate and maintain the facilities for two years, after which AES will assume operations.

     In May, a subsidiary of AES entered into an agreement with Hanwha Energy Co., Ltd. of South Korea ("Hanwha") to acquire Hanwha's power generation assets located in the City of Inchon, South Korea, consisting of 1,500 MW in operation and an additional 300 MW under construction, for approximately $873 million. Closing of the transactions contemplated by the agreement is subject to significant conditions including negotiation and execution of definitive documentation. The agreement requires AES to (i) fund $371 million of the purchase price upon execution of a business transfer agreement and satisfaction of certain conditions precedent contained therein, (ii) assume up to approximately $273 million of existing project debt and leases upon closing, and (iii) commit to fund the remaining $230 million towards construction of the additional 300 MW. In connection with this potential transaction, AES has entered into a $380 million standby non-recourse bridge loan with an affiliate of Morgan Stanley & Co. Incorporated, secured by approximately 4 million shares of Common Stock, to fund the initial $371 million payment. There can be no assurances that the Hanwha acquisition will be consummated.

     In June, a subsidiary of the Company raised $173 million of non-recourse project financing for the $230 million AES M-rida III 484 MW gas-fired combined cycle power plant currently under construction in the City of M-rida, Yucat-n, Mexico. When constructed and in operation, the new facility will provide power to the state utility in Mexico, Comisi-n Federal de Electricidad, under a 25 year power purchase agreement.

     In June, a subsidiary of AES was selected by the Bangladesh Power Development Board as the First-Ranked Sponsor to build, own and operate a 450 MW (net) gas-fired combined cycle power plant at a site 12 miles southeast of Dhaka, Bangladesh on the Meghna River (the "Meghnaghat Project"). The site is about 3 miles from AES's Haripur project, a 360 MW gas-fired plant that is currently under development. AES was awarded the Haripur project in January 1998. Electricity from the Meghnaghat Project is anticipated to be sold to the Bangladesh Power Development Board under the terms of a 22 year power purchase agreement, which is expected to be signed shortly. Commercial operations of the Meghnaghat plant is expected to commence in the year 2000. Titus Gas Transmission and Distribution Company, a subsidiary of Petrobangla, will supply natural gas to the facility from a nearby pipeline for the term of the power purchase agreement.

     In June, a subsidiary of AES acquired 90% of Empresa Distribuidora de La Plata S.A. ("EDELAP"), an electric distribution company in the province of Buenos Aires, Argentina for approximately $350 million from a joint venture of Houston Industries Energy, Inc. and a subsidiary of Techint S.A., an Argentine industrial firm. EDELAP serves approximately 278,000 customers in and around the city of La Plata, the capital of Buenos Aires Province. A $193 million non-recourse loan was provided by Citibank for a portion of the purchase price. The balance of the purchase price was financed through a $165 million bridge loan to a subsidiary of AES provided by an affiliate of Salomon Brothers Holding Company Inc. (the "EDELAP Bridge"). Salomon Brothers Holding Company Inc. is also an affiliate of Salomon Smith Barney, a joint managing underwriter of the Offering.

     In July, two subsidiaries of AES, AES Lal Pir Limited ("AES Lal Pir") and AES PakGen (Pvt) Company ("AES PakGen"), received "Notices of Intent to Terminate" certain project agreements from the Government of Pakistan. AES Lal
Pir is a 351 MW (net) oil-fired thermal power plant located in the Punjab Province of Pakistan. AES PakGen is a 344 MW (net) oil-fired thermal power plant located adjacent to AES Lal Pir. The notices issued to these projects assert that AES's subsidiaries made inaccurate anti-corruption representations to the Government of Pakistan. AES believes that these notices are similar to notices received by other independent power producers in Pakistan. AES strongly denies the allegations made in the Notices of Intent to Terminate and intends to vigorously pursue all available legal options to enforce and preserve its contractual rights under the project agreements. To that end, in August 1998, AES Lal Pir and AES PakGen filed a Request for Arbitration with the International Chamber of Commerce International Court of Arbitration seeking a declaration that the purported Notices of Intent to Terminate are invalid because, among other things, the allegations contained therein have no basis in fact, there has been no breach or event of default of any of the project documents relating to the allegations and the Government of Pakistan has provided no evidence to substantiate any of the allegations. Despite these notices, both plants continue to operate normally and the customer, the Pakistan Water and Power Development Authority, has continued to make its payments in accordance with the contracts.

     On August 3, 1998, the Company announced that it won a bid to acquire six coal-fired, electric generating plants from NGE Generation, Inc., an affiliate of New York State Electric & Gas Corporation ("NYSEG"), for approximately $950
million. The facilities represent the bulk of NYSEG's coal-fired    generation
assets and were auctioned as part of NYSEG's implementation of its restructuring plan in accordance with New York's introduction of wholesale and retail competition into the state's electricity generation market. The six facilities, located in western and west-central New York, are Kintigh (675 MW), Milliken (306 MW), Goudey (126 MW), Greenidge (161 MW), Hickling (85 MW) and Jennison (71 MW). The facilities include low-cost generating plants and, with the exception of some of the smaller units, are expected to run as based-load units in a competitive New York electricity generation market. Sulfur dioxide scrubbers have already been installed at the largest plants, Kintigh and Milliken. The acquisition is expected to be completed during the first quarter of 1999 and is subject to customary closing conditions, including the receipt of various governmental approvals. The Company currently intends to finance its acquisition of NYSEG through one or any combination of the following: (i) borrowings under its revolving credit facility; (ii) issuance of non-recourse debt by a subsidiary; (iii) issuances of debt or equity by the Company; or (iv) borrowings under a bridge facility.

                                USE OF PROCEEDS

     The net proceeds from this Offering are estimated to be approximately $145.9 million ($167.8 million if the Underwriters' overallotment option is exercised in full). The Company currently intends to use approximately $166 million of the net proceeds of the Offering and the concurrent Common Stock Offering to repay all amounts outstanding under the EDELAP Bridge, which was incurred to finance the acquisition of EDELAP. The remaining net proceeds will be used for general corporate purposes, including potential acquisitions, and to repay amounts under the Company's $600 million corporate revolving credit facility (the "Revolver").

     The interest rate on the EDELAP Bridge is initially equal to LIBOR plus 2.5% and will increase by 1.0% each month beginning January 1, 1999. The EDELAP Bridge is secured by a pledge of 8.4 million shares of Common Stock issued to the borrower. The sale of a substantial number of such shares in the public market upon any foreclosure or otherwise could have an adverse effect on the market price of the Common Stock. The EDELAP Bridge matures on June 29, 1999 and is required to be prepaid out of the proceeds of certain debt or equity issuances by AES, including the Common Stock Offering. AES may seek a waiver of such prepayment requirement, and if granted, AES will use the net proceeds of the Offering for general corporate purposes, including potential acquisitions, to repay amounts under the Revolver, and initially may temporarily invest such proceeds in short-term securities.

     Amounts outstanding under the Revolver bear interest at either the Base Rate (equal to the higher of Morgan Guaranty Trust Company of New York's prime rate or the federal funds rate plus 0.50%) or LIBOR plus 1.50% and mature on December 19, 2000. An affiliate of J.P. Morgan Securities Inc., a joint managing underwriter of the Offering, is a lender under the Revolver.

                           DESCRIPTION OF DEBENTURES


     The Debentures will be issued under an indenture dated as of August 10, 1998 between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated August 10, 1998 between the Company and the Trustee (as so supplemented, the "Indenture"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. A copy of the Indenture has been incorporated by reference as an exhibit to the Registration Statement of which the accompanying Prospectus forms a part and is also available for inspection at the office of the Trustee.


     The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debentures may be issued thereunder from time to time in one or more series. The Debentures constitute a separate series under the Indenture.


GENERAL


     The  Debentures  will  be  unsecured  obligations  of  the Company, will be limited to $172.5 million in aggregate principal amount (including the Underwriters' overallotment option) and will mature on August 15, 2005. The Debentures will bear interest at the rate per annum shown on the front cover of this Prospectus Supplement from the date of original issuance of Debentures pursuant to the Indenture, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on February 15 and August 15 of each year, commencing February 15, 1999, to the Person in whose name the Debenture is registered at the close of business on the preceding February 1 or August 1, as the case may be. Interest on the Debentures will be paid on the basis of a 360-day year of twelve 30-day months.



     The Debentures will be issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing or
(ii) to register the transfer of or exchange any Debenture selected for redemption in whole or in part, except the unredeemed portion of Debentures being redeemed in part.


     The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Debentures".


SUBORDINATION


     The payment of principal of, premium, if any, and interest on the Debentures will, to the extent and in the manner set forth in the Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior and Subordinated Debt of the Company.


     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior and Subordinated Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Debentures will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Debentures.

     No payments on account of principal, premium, if any, or interest in respect of the Debentures may be made by the Company if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior and Subordinated Debt pursuant to which the maturity thereof may be accelerated, from and after the date of receipt by the Trustee of written notice from holders of such Designated Senior and Subordinated Debt or from an agent of such holders, no payments on account of principal, premium, if any, or interest may be made by the Company during a Payment Blockage Period in respect of such Debentures (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of such Designated Senior and Subordinated Debt or from an agent of such holders, or such event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Debentures during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior and Subordinated Debt initiating such Payment Blockage Period shall be or be made the basis for the commencement of any subsequent Payment Blockage Period by the holders of such Designated Senior and Subordinated Debt, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     By reason of such subordination, in the event of insolvency, funds that would otherwise be payable to holders of Debentures will be paid to the holders of Senior and Subordinated Debt of the Company to the extent necessary to pay such Debt in full, and the Company may be unable to meet fully its obligations with respect to the Debentures.

     "Debt" is defined to mean, with respect to any person at any date of determination (without duplication), (i) all indebtedness of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such person to pay the deferred purchase price of property or services, except trade payables, (v) all obligations of such person as lessee under capitalized leases, (vi) all Debt of others secured by a lien on any asset of such person, whether or not such Debt is assumed by such person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt, (vii) all Debt of others guaranteed by such person to the extent such Debt is guaranteed by such person,
(viii) all redeemable stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of such person under currency agreements and interest rate agreements.

     "Designated Senior and Subordinated Debt" is defined to mean (i) Debt under the Credit Agreement and (ii) Debt constituting Senior and Subordinated Debt which, at the time of its determination, (A) has an aggregate principal amount of at least $30 million and (B) is specifically designated in the instrument as "Designated Senior and Subordinated Debt" by the Company.

     "Senior and Subordinated Debt" is defined to mean the principal of (and premium, if any) and interest on all Debt of the Company whether created, incurred or assumed before, on or after the date of the Junior Subordinated Debt Indenture; provided that such Senior and Subordinated Debt shall not include (i) Debt of the Company to any affiliate, (ii) Debt of the Company that, when incurred and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse, (iii) any other Debt of the Company which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Debentures, and in particular the Debentures shall rank pari passu with all other debt securities and guarantees issued to an AES Trust or any other trust, partnership or other entity affiliated with the Company which is a financing vehicle of the Company in connection with an issuance of preferred securities by such financing entity, and (iv) redeemable stock of the Company.

LIMITATION ON ADDITIONAL TIERS OF JUNIOR SUBORDINATED DEBT

     The Company will not incur or suffer to exist any Debt, other than Debt evidenced by the Debentures, that is subordinated in right of payment to any Senior Subordinated Debt unless such debt, by its terms or the terms of the instrument creating or evidencing it, is pari passu with, or subordinated in right of payment to, the Debentures.

CONVERSION RIGHTS

     The Debentures will be convertible into Common Stock at any time prior to redemption or final maturity, initially at the conversion price of $54.00 per share (resulting in an initial conversion ratio of 18.519 shares per $1,000 principal amount). The right to convert Debentures which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date. See "Optional Redemption" below.

     The conversion price will be subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to all holders of Common Stock of shares of capital stock other than Common Stock, evidences of  indebtedness,  cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds 15% of the Company's market capitalization (determined as provided in the Indenture) on the date fixed for determining the stockholders entitled to such distribution; and (vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated with the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 15% of the Company's market capitalization at the date of consummation of such tender offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     In addition to the foregoing adjustments, the Company from time to time may, to the extent permitted by law, reduce the conversion price of the Debentures by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice of such decrease. The Company will also be permitted to reduce the conversion price to such extent as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then
Closing Price at the close of business on the day of conversion. If any Debentures are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding
Interest Payment Date (except any such Debentures called for redemption on a redemption date occurring on or before such Interest Payment Date), such Debentures when surrendered for conversion must be accompanied by payment in next days funds of an amount equal to the interest thereon which the registered Holder on such regular Record Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.


OPTIONAL REDEMPTION


     The Debentures will be redeemable, at the Company's option, in whole or from time to time in part, at any time on or after August 20, 2001, upon not less than 30 nor more than 60 days' notice mailed to each holder of Debentures to be redeemed at its address appearing in the Security Register and prior to maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date).


     If redeemed during the 12-month period beginning August 15 in the year indicated, the redemption price shall be:





           YEAR              REDEMPTION PRICE
-------------------------   -----------------
  2001 ..................   102.57%
  2002 ..................   101.93%
  2003 ..................   101.29%
  2004 ..................   100.00%


     No sinking fund is provided for the Debentures.


CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES


     In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on a date (the "Repurchase Date") that is at least 30 days and not more than 60 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date.



     Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.


     On or before the 30th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event and identifying the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the

Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

     A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control or a Termination of Trading (each as defined below).

     A "Change in Control" shall occur when: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons, (ii) a Person or group (as so defined) of Persons (other than management and directors of the Company on the date of the Indenture or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding Voting Stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors.

     A "Termination of Trading" shall occur if the Common Stock (or if the Debentures are not then convertible into Common Stock, any other common stock into which the Debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

     The  right  to  require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under certain Senior and Subordinated Debt as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination". Contractual limitations imposed by other indebtedness may also, absent a waiver, restrict or prohibit repurchases under certain circumstances.

     In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

     The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limited a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.


FORM, DENOMINATION AND REGISTRATION

     The Debentures will be issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof. The Debentures will be evidenced by one or more global securities (each, a "Global Debentures"). The Global Debentures will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or its nominee. Except as set forth below, the Global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. See "Description of Debt Securities -- Book-Entry Systems" in the accompanying Prospectus.


PAYMENTS OF PRINCIPAL AND INTEREST; TRANSFER, EXCHANGE OR CONVERSION

     The Indenture will require that payments in respect of the Debentures (including principal, premium, if any, and interest) held of record by DTC be made in same day funds. Payments in respect of the Debentures held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Debentures. The Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York.

GOVERNING LAW

     The Indenture and Debentures will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.


INFORMATION CONCERNING THE TRUSTEE

     The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.



OTHER PROVISIONS

     See the accompanying Prospectus for a description of certain additional provisions of the Indenture, including events of default thereunder and provisions for amendments and modifications thereof.

                    COMMON STOCK PRICE RANGES AND DIVIDENDS


     The Common Stock began trading on the New York Stock Exchange ("NYSE") on October 16, 1996 under the symbol "AES". Prior to that date, the Common Stock had been quoted on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol "AESC". The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported on the NYSE Composite Tape and by NASDAQ/NMS. In July 1997, AES announced a two-for-one stock split, in the form of a stock dividend, for holders of record on July 28, 1997 of its Common Stock, paid on August 28, 1997. The prices set forth below reflect adjustment for such stock split.



                                               HIGH        LOW
                                           ----------- -----------
1996
----
First Quarter ............................  $  12.63    $  10.50
Second Quarter ...........................     14.81       11.13
Third Quarter ............................     20.25       13.94
Fourth Quarter ...........................     25.06       19.63
1997
----
First Quarter ............................  $  34.13    $  22.63
Second Quarter ...........................     37.75       27.50
Third Quarter ............................     45.25       34.63
Fourth Quarter ...........................     49.63       35.00
1998
----
First Quarter ............................  $  53.88    $  39.88
Second Quarter ...........................     57.69       46.25
Third Quarter (through August 4) .........     54.25       44.00

     No cash dividends have been paid on the Common Stock since December 22, 1993 in order to provide capital for the Company's equity investments in projects.

     Under the terms of the Revolver, the Company is currently restricted in paying cash dividends. In addition, the Company is precluded from paying cash dividends on its Common Stock under the terms of a guaranty to the utility customer in connection with the AES Thames project in the event certain net worth and liquidity tests of the Company are not met. The Company has met these tests at all times since making the guaranty.

     The ability of the Company's subsidiaries to declare and pay dividends and otherwise distribute cash to the Company is subject to certain limitations in the project loans and other documents entered into by such project subsidiaries. Such limitations permit the payment of dividends out of current cash flow for quarterly, semi-annual or annual periods only at the end of such periods and only after payment of principal and interest on project loans due at the end of such periods, and in certain cases after providing for debt service reserves.

     The indentures relating to the Company's existing senior subordinated notes preclude the payment of cash dividends if at the time of such payment or after giving effect thereto an event of default (as defined), or an event that, after the giving of notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, if certain fixed charge coverage ratios are not met or if the payment of such dividends, together with other restricted payments, would exceed certain limits.

     Under the Amended and Restated Certificate of Incorporation of the Company, the authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $.01 per share, and 50,000,000 shares of Preferred Stock, no par value.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Debentures and Common Stock received on conversion of the Debentures to an initial holder purchasing a Debenture at its "issue price" and holding the Debenture or Common Stock as a capital asset within the meaning of Section 1221 of the Code (as defined below). The "issue price" is the first price to the public at which a substantial amount of the Debentures is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers and certain traders in securities, persons holding Debentures in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisers with respect to the particular tax consequences to them of owning and disposing of Debentures, including the consequences under the laws of any state, local or foreign jurisdiction.

     "U.S. Holder" means an owner of a Debenture that is, for United States federal income tax purposes, (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or
(iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     "Non-U.S. Holder" means an owner of a Debenture that is, for United States federal income tax purposes, a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.


U.S. HOLDERS

     Payments of Interest. Interest paid on a Debenture will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

     Sale, Exchange or Retirement of the Debentures. Upon the sale, exchange or retirement of a Debenture, a U.S. Holder will recognize taxable gain or loss equal to the difference between such U.S. Holder's adjusted tax basis in the Debenture and the amount realized on the sale, exchange or retirement. A U.S. Holder's adjusted tax basis in a Debenture will generally equal the cost of the Debenture to such U.S. Holder.

     Gain or loss realized on the sale, exchange or retirement of a Debenture will be capital gain or loss. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

     Conversion of Debentures. A U.S Holder's conversion of a Debenture into Common Stock will generally not be a taxable event. A U.S Holder's basis in the Common Stock received on conversion of a Debenture will be the same as the U.S. Holder's basis in the Debenture at the time of the conversion (exclusive of any tax basis allocable to a fractional share), and the holding period for the Common Stock received on conversion will include the holding period of the Debenture converted. The receipt of cash in lieu of a fractional share of Common Stock should generally result in capital gain or loss, measured by the difference between the cash received for the fractional share interest and the U.S. Holder's tax basis in the fractional share interest.

     Adjustment of Conversion Rate. If at any time the Company makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the Conversion Rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of Debentures. If the Conversion Rate is increased at the discretion of the Company or in certain other circumstances, such increase may also be deemed to be the payment of a taxable dividend to U.S. Holders of Debentures. Moreover, in certain other circumstances, the absence of an adjustment to the Conversion Rate of the Debentures may result in a taxable dividend to the holders of the Common Stock.

     Ownership and Disposition of Common Stock. Dividends, if any, paid on the Common Stock generally will be includable in the income of a U.S. Holder as ordinary income to the extent of the U.S. Holder's ratable share of the Company's current or accumulated earnings and profits. Upon the sale, exchange or other disposition of Common Stock, a U.S. Holder generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are invidivuals, trusts or estates) and losses (the deductibility of which is subject to limitations).


NON-U.S. HOLDERS

     Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

     (a) payments of principal, interest and premium on the Debentures by the Company or its paying agent to any Non-U.S. Holder will be exempt from the 30% United States federal withholding tax, provided that (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in
Section 881(c)(3)(A) of the Code and (ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

     (b) a Non-U.S. Holder of a Debenture will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Debenture, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or, generally, such individual has a "tax home" in the United States or (ii) such gain is effectively connected with the Holder's conduct of a trade or business in the United States; and

     (c) a Debenture held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Debenture would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

     The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a Debenture certifies on IRS Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) such beneficial owner files such Form W-8 with the withholding agent or (ii), in the case of a Debenture held by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holding the Debenture on behalf of the beneficial owner, such financial institution files with the withholding agent a statement that it has received the Form W-8 from the Holder and furnishes the withholding agent with a copy thereof. With respect to Debentures held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, unless a foreign partnership has entered into a withholding agreement with the Internal Revenue Service ("IRS"), for interest and disposition proceeds paid with respect to a Debenture after December 31, 1999, the foreign partnership will be required (and may be permitted earlier), in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

     If a Non-U.S. Holder of a Debenture is engaged in a trade or business in the United States, and if interest on the Debenture (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a U.S. Holder. See "-- U.S. Holders"
above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed IRS Form 4224 (or, by January 1, 2000, a Form W-8) to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

     Ownership and Disposition of Common Stock. For a discussion of the tax consequences of the ownership and disposition of Common Stock received by a Non-U.S. Holder on the conversion of a Debenture, prospective investors should refer to "U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock" in the Prospectus Supplement dated July 20, 1998, to the Propectus dated November 19, 1997, relating to the offering of Common Stock by the Company.


BACKUP WITHHOLDING AND INFORMATION REPORTING

     U.S. Holders. Information reporting will apply to payments of interest or dividends made by the Company on, and payments of the proceeds of the sale or other disposition of, the Debentures or shares of Common Stock to certain noncorporate U.S. Holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder's federal income tax, provided that the required information is provided to the IRS.

     Non-U.S. Holders. Under current Treasury Regulations, payments on the sale, exchange or other disposition of Debentures or shares of Common Stock made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is (i) a United States person,
(ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv), in the case of payments made after December 31, 1999, a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

     Holders of Debentures should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

                                 UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell each Underwriter, the principal amount of Debentures set forth opposite the name of such Underwriter below:





                                                                       PRINCIPAL AMOUNT
                                                                      -----------------
     Smith Barney Inc. ............................................        45,000,000
     J.P. Morgan Securities Inc. ..................................        45,000,000
     Donaldson, Lufkin & Jenrette Securities Corporation ..........        22,500,000
     Morgan Stanley & Co. Incorporated ............................        22,500,000
     PaineWebber Incorporated .....................................         7,500,000
     C.E. Unterberg, Towbin .......................................         7,500,000
                                                                           ----------
       Total ......................................................      $150,000,000
                                                                         ============


     The  Underwriters  are  obligated  to  take and pay for the total principal
amount   of   Debentures  offered  hereby  (other  than  those  covered  by  the overallotment option described below) if any are taken.

     The Underwriters have advised the Company that they propose initially to offer the Debentures to the public at the price to the public set forth on the cover page of this Prospectus Supplement. After the initial public offering, the public offering price may be changed.

     Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date hereof, to purchase up to an additional $22,500,000 aggregate principal amount of the Debentures at the price to public less the underwriting discount set forth on the cover page hereof. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the Offering.

     The Company and certain of the Company's directors and executive officers are agreeing that, with certain exceptions (including issuances by the Company as consideration for acquisitions), without the prior written consent of Smith Barney Inc., they will not, directly or indirectly, offer to sell, contract to sell, sell or otherwise dispose of, or announce the offering of any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, for a period of 90 days after the date of the Underwriting Agreement; provided that beginning 30 days after the date of the Underwriting Agreement, such officers and directors may sell limited amounts of shares per day up to a total of 500,000 shares (taken in the aggregate and as a group).

     The Company has agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, in connection with this Offering and the concurrent Common Stock Offering. Stabilizing transactions permit bids to purchase the Debentures and the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Debentures in the open market following completion of the Offering to cover all or a portion of a syndicate short position created by the Underwriters selling more Debentures in connection with the Offering than they are committed to purchase from the Company. In addition, the Underwriters may impose "penalty bids" under contractual arrangements between the Underwriters and dealers participating in the Offering whereby they may reclaim from a dealer participating in the Offering the selling concession with respect to Debentures that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the Debentures and/or the Common Stock at levels above those which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

     An affiliate of Smith Barney Inc. is the lender under the EDELAP Bridge, and an affiliate of J.P. Morgan Securities Inc. is agent and a lender under the Revolver, each of which may be repaid with proceeds of the Offering. The rules of the National Association of Securities Dealers, Inc. (the "NASD") provide that no NASD member shall participate in the offering of an issuer's securities where more than 10% of the net proceeds are intended to be paid to members participating in the distribution of the offering, or persons associated or affiliated with such participating members, unless a "qualified independent underwriter" shall have been engaged on the terms provided in such rules. In accordance with this requirement, C.E. Unterberg, Towbin has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus Supplement. C.E. Unterberg, Towbin will receive no compensation in connection with its services as qualified independent underwriter.

     The Underwriters in the Offering are acting as underwriters in the Common Stock Offering and from time to time, in the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with the Company and its affiliates.

     Frank Jungers, an Advisory Director for an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, one of the Underwriters, is also a director and stockholder of AES. Mr. Jungers beneficially owns 1,117,447 shares of the Common Stock.

     Thomas I. Unterberg, a Managing Director of C.E. Unterberg, Towbin, one of the Underwriters, is also a member of AES's Board of Directors. Mr. Unterberg currently beneficially owns 1,266,381 shares of the Common Stock.

                                 LEGAL MATTERS

     The validity of the Debentures offered hereby and certain matters relating thereto and certain U.S. federal income taxation matters will be passed upon by Davis Polk & Wardwell, New York, New York. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.


                                    EXPERTS

     The financial statements and related financial statements schedules incorporated in this Prospectus Supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     In addition, see "Experts" in the accompanying Prospectus.

P R O S P E C TU S

                                 $1,500,000,000

                                   [AES LOGO]

                               THE AES CORPORATION
                 COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES,

                STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

                                   ----------
     The AES Corporation (the "Company" or "AES") may from time to time offer, together or separately, (i) shares of its common stock, par value $.01 per share (the "Common Stock"), (ii) shares of its preferred stock, no par value (the "Preferred Stock"), (iii) unsecured senior debt securities (the "Senior Debt Securities"), (iv) unsecured senior subordinated debt securities (the "Senior Subordinated Debt Securities"), (v) unsecured junior subordinated securities (the "Junior Subordinated Debt Securities"), (vi) Stock Purchase Contracts to purchase Common Stock ("Stock Purchase Contracts") and (vii) Stock Purchase Units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contract, in each case in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of sale. The Senior Debt Securities, Senior Subordinated Debt Securities and Junior Subordinated Securities are collectively referred to herein as the "Debt Securities". The Debt Securities, Common Stock, Preferred Stock, Stock Purchase Contracts and Stock Purchase Units are collectively referred to herein as the "Securities".

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                   ----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                   ----------
     The Common Stock and Preferred Stock offered pursuant to this Prospectus may be issued in one or more series or issuances in U.S. dollars or in one or more foreign currencies, currency units or composite securities to be determined at or prior to the time of any offering. The Stock Purchase Contracts and the Stock Purchase Units offered pursuant to this Prospectus may be issued in one or more series and amounts, at prices and on terms to be determined at or prior to the time of any such offering. The Debt Securities offered pursuant to this Prospectus may consist of debentures, notes or other evidences of indebtedness in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of any such offering. The Company's obligations under the Senior Debt Securities will rank pari passu with all unsecured and unsubordinated debt (as defined herein) of the Company. The Company's obligations under the Senior Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined herein). The Company's obligations under the Junior Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior and Senior Subordinated Debt (as defined herein) of the Company. See "Description of Debt Securities".

     By separate prospectus, the form of which is included in the Registration Statement of which this Prospectus forms a part, three Delaware statutory business trusts (the "AES Trusts"), which are wholly owned subsidiaries of the Company, may from time to time severally offer preferred securities guaranteed by the Company to the extent set forth therein and the Company may offer from time to time junior subordinated debt securities either directly or to an AES Trust. The aggregate public offering price of the securities to be offered by the Prospectus and such other prospectus shall not exceed $1,500,000,000.

               The date of this Prospectus is November 19, 1997.

     Specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in a Prospectus Supplement with respect to such Offered Securities, which Prospectus Supplement will describe, without limitation and where applicable, the following: (i) in the case of Common Stock, the specific designation, number of shares, purchase price and the rights and privileges thereof, together with any qualifications or restrictions thereon and any listing on a securities exchange; (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption, conversion or exchange thereof and any other specific terms of the Preferred Stock) and any listing on a securities exchange; (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, maturity, premium, if any, exchangeability, redemption, conversion, prepayment or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, method, if any, of calculating interest payments and dates for payment thereof, dates on which premium, if any, will be payable, the right of the Company, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral period, the initial public offering price, any listing on a securities exchange and other specific terms of the offering; (iv) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contract or vice versa, and the terms of the offering and sale thereof, and (v) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof. Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Securities other than the Common Stock and the Preferred Stock on a national securities exchange. Any Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to the Offered Securities.

     The Offered Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. See "Plan of Distribution". Any such agents, dealers or underwriters will be set forth in a Prospectus Supplement. If an agent of the Company, or a dealer or underwriter is involved in the offering of the Offered Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company, as the case may be, will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

                              AVAILABLE INFORMATION

     AES is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information may be inspected without charge and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional and other offices referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates in this Prospectus by reference thereto and makes a part hereof the following documents, heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (v) the Company's Current Reports on Form 8-K filed on November 10, 1997, November 6, 1997, October 24, 1997, August 18, 1997, July 16, 1997, July 15, 1997, July 14,
1997,  July 3, 1997,  March 24,  1997,  March 13,  1997,  February  19, 1997 and
January 30, 1997 and the Company's Current Report's on Form 8-K/A filed on November 7, 1997 and August 5, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering being made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to William R. Luraschi, General Counsel and Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209, telephone (703) 522-1315.

                                 USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Offered Securities will be used by the Company for general corporate purposes and initially may be temporarily invested in short-term securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of earnings to fixed charges.


                                                                                                     NINE-MONTHS
                                                                                                        ENDED
                                                        YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                       ---------------------------------------------------------   --------------
                                          1992        1993        1994        1995        1996          1997
                                       ---------   ---------   ---------   ---------   ---------   --------------
Ratio of earnings to fixed charges         1.37        1.62        2.08        2.18        1.83          1.45

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and minority interest, plus fixed charges, less capitalized interest, less excess of earnings over dividends of less-than-fifty-percent-owned companies. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense which the Company believes to be representative of an interest factor. A statement setting forth the computation of the above ratios is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

     During the period from January 1, 1992 until June 30, 1997, no shares of Preferred Stock were issued or outstanding, and during that period the Company did not pay any Preferred Stock dividends.

                                   THE COMPANY

     AES is a global power company committed to supplying electricity to customers world-wide in a socially responsible way. The Company was one of the original entrants in the independent power market and today is one of the world's largest independent power companies, based on net equity ownership of generating capacity (in megawatts) in operation or under construction. AES markets power principally from electricity generating facilities that it develops, acquires, owns and operates.

     Over the last five years, the Company has experienced significant growth. This growth has resulted primarily from the development and construction of new plants ("greenfield development") and also from the acquisition of existing generating plants and distribution companies, through competitively bid privatization initiatives outside of the United States or negotiated acquisitions. Since 1992, the Company's total generating capacity in megawatts has grown from 1,829 MW to 18,538 MW (an increase of 914%), with the total number of plants in operation increasing from eight to 74. Additionally, the Company's total revenues have increased at a compound annual growth rate of 20% from $401 million in 1992 to $835 million in 1996, while net income has increased at a compound annual growth rate of 22% from $56 million to $125 million over the same period.

     AES  operates  and owns  (entirely or in part),  through  subsidiaries  and affiliates, power plants in ten countries with a capacity of approximately 18,538 MW (including 4,000 MW attributable to Ekibastuz which currently has a capacity factor of approximately 20%). AES is also constructing nine additional power plants in seven countries with a capacity of approximately 4,921 MW. The Company's total ownership in plants in operation and under construction aggregates approximately 23,459 MW and its net equity ownership in such plants is approximately 11,882 MW. In addition, AES has numerous projects in advanced stages of development, including seven projects with design capacity of approximately 3,398 MW that have executed or been awarded power sales agreements.

     The Company is also engaged (entirely or in part) in electric power distribution businesses in Latin America through its subsidiaries and affiliates. These subsidiaries and affiliates serve approximately eight million commercial, industrial and residential customers using approximately 63,000 gigawatt hours per year.

     As a result of the Company's significant growth in recent years, the Company's operations have become more diverse with regard to both geography and fuel source and it has reduced its dependence upon any single project or customer. During 1996, four of the Company's projects individually contributed more than 10% of the Company's total revenues, Shady Point which represented approximately 20%, San Nicolas which represented approximately 16%, Thames which represented approximately 16% and Barbers Point which represented approximately 15%.

                                     OUTLOOK

     The global trend of electricity market restructuring has created significant new business opportunities for companies like AES. Both domestic and international electricity markets are being restructured and there is a trend away from government-owned electricity systems toward deregulated, competitive market structures. Many countries have rewritten their laws and regulations to allow foreign investment and private ownership of electricity generation, transmission or distribution systems. Some countries have or are in the process of "privatizing" their electricity systems by selling all or part of such systems to private investors. With 69 of its operating plants and distribution companies having been acquired or commenced commercial operations since 1992, AES has been an active participant in both the international privatization process and the development process. The Company is currently pursuing over 90 projects including acquisitions, the expansion of existing plants and new projects.

     AES believes that there is significant demand for both new and more efficiently operated electric generating capacity in many regions around the world. In an effort to further grow and diversify the Company's portfolio of electric generating plants, AES is pursuing, through its integrated divisions, additional greenfield developments and acquisitions in many countries. Several of these acquisitions, if consummated, would require the Company to obtain substantial additional financing, in the form of both debt and equity financing, in the short term.

                                    STRATEGY

     The Company's strategy in helping meet the world's need for electricity is to participate in competitive power markets as they develop either by greenfield development or by acquiring and operating existing facilities or distribution systems in these markets. The Company generally operates electric generating facilities that utilize natural gas, coal, oil, hydro power, or combinations thereof. In addition, the Company participates in the electric power distribution and retail supply businesses in certain limited instances, and will continue to review opportunities in such markets in the future.

     Other elements of the Company's strategy include:

     o Supplying energy to customers at the lowest cost possible, taking into account factors such as reliability and environmental performance;

     o    Constructing  or  acquiring   projects  of  a  relatively  large  size
          (generally larger than 100 MW);

     o When available, entering into power sales contracts with electric utilities or other customers with significant credit strength; and

     o Participating in electric power distribution and retail supply markets that grant concessions with long-term pricing arrangements.

     The Company also strives for operating excellence as a key element of its strategy, which it believes it accomplishes by minimizing organizational layers and maximizing company-wide participation in decision-making. AES has attempted to create an operating environment that results in safe, clean and reliable electricity generation. Because of this emphasis, the Company prefers to operate all facilities which it develops or acquires; however, there can be no assurance that the Company will have operating control of all of its facilities.

     Where possible, AES attempts to sell electricity under long-term power sales contracts. The Company attempts, whenever possible, to structure the revenue provisions of such power sales contracts such that changes in the cost components of a facility (primarily fuel costs) correspond, as effectively as possible, to changes in the revenue components of the contract. The Company also attempts to provide fuel for its operating plants generally under long-term supply agreements, either through contractual arrangements with third parties or, in some instances, through acquisition of a dependable source of fuel.

     As electricity markets become more competitive, it may be more difficult for AES (and other power generation companies) to obtain long-term power sales contracts. In markets where long-term contracts are not available, AES will pursue methods to hedge costs and revenues to provide as much assurance as possible of a project's profitability. In these situations, AES might choose to purchase a project with a partial hedge or with no hedge, with the strategy that its diverse portfolio of projects provides some hedge to the increased volatility of the project's earnings and cash flow. Additionally, AES may choose not to participate in these markets.

     The Company attempts to finance each domestic and foreign plant primarily under loan agreements and related documents which, except as noted below, require the loans to be repaid solely from the project's revenues and provide that the repayment of the loans (and interest thereon) is secured solely by the capital stock, physical assets, contracts and cash flow of that plant subsidiary or affiliate. This type of financing is generally referred to as "project financing." The lenders under these project financing structures cannot look to AES or its other projects for repayment, unless such entity explicitly agrees to undertake liability. AES has explicitly agreed to undertake certain limited obligations and contingent liabilities, most of which by their terms will only be effective or will be terminated upon the occurrence of future events. In certain circumstances, the Company may incur indebtedness which is recourse to the Company or to more than one project.

                                  RISK FACTORS

     Purchasers of the Securities should read this entire Prospectus carefully. Ownership of the Securities involves certain risks. The following factors should be considered carefully in evaluating AES and its business before purchasing the Securities offered by this Prospectus.

     Leverage and Subordination. The Company and its subsidiaries had approximately $3.9 billion of outstanding indebtedness at September 30, 1997. As a result of the Company's level of debt, the Company might be significantly limited in its ability to meet its debt service obligations, to finance the acquisition and development of additional projects, to compete effectively or to operate successfully under adverse economic conditions. As of September 30, 1997, the Company had a consolidated ratio of total debt to total book capitalization (including current debt) of approximately 70%.

     The Senior Subordinated Debt Securities will be subordinated to all Senior Debt, including, but not limited to, the amounts outstanding under the Company's current $425 million credit facility. The Junior Subordinated Debt Securities will be subordinated to all Senior and Senior Subordinated Debt of the Company, including, but not limited to, the amounts outstanding under the Company's current $425 million credit facility. As of September 30, 1997, the Company had approximately $207 million in aggregate principal amount of Senior Debt and $782 million in aggregate principal amount of Senior and Senior Subordinated Debt.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Debt will first be entitled to receive payment in full of all amounts due or to become due under all Senior Debt before the holders of the Senior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities and holders of Senior and Senior Subordinated Debt will first be entitled to receive payment in full of all amounts due or to become due under all Senior and Senior Subordinated Debt before the holders of the Junior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Junior Subordinated Debt Securities. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities or Junior Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment under any Senior Debt or Senior and Senior Subordinated Debt, respectively, or during certain periods when an event of default under certain Senior Debt or Senior and Senior Subordinated Debt, respectively, permits the respective lenders thereunder to accelerate the maturity thereof. See "Description of Debt Securities -- Subordination of Senior Subordinated Debt Securities" and "Description of Debt Securities -- Subordination of Junior Subordinated Debt Securities."

     The Debt Securities will be effectively subordinated to the indebtedness and other obligations (including trade payables) of the Company's subsidiaries. At September 30, 1997, the indebtedness and obligations of the Company's subsidiaries aggregated approximately $3.7 billion. The ability of the Company to pay principal of, premium, if any, and interest on the Debt Securities will be dependent upon the receipt of funds from its subsidiaries by way of dividends, fees, interest, loans or otherwise. Most of the Company's subsidiaries with interests in power generation facilities currently have in place, and the Indentures for the Debt Securities will, under certain circumstances, permit the Company's subsidiaries to enter into, arrangements that restrict their ability to make distributions to the Company by way of dividends, fees, interest, loans or otherwise. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on or principal of the Debt Securities. Any right of the Company to receive any assets of any of its subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company (and the consequent right of the holders of the Debt Securities to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary). The Company currently conducts substantially all of its operations through its subsidiaries.

     Doing Business Outside the United States. The Company's involvement in the development of new projects and the acquisition of existing plants in locations outside the United States is increasing and most of the Company's current development and acquisition activities are for projects and plants outside the United States. The Company, through subsidiaries, affiliates and joint ventures, has ownership interests in 76 power plants outside the United States in operation or under construction. Thirty-nine of such power plants are located in Brazil; nine in the People's Republic of China; seven in Kazakhstan; six in Argentina; five in the United Kingdom; three in Hungary; two in each of Australia and Pakistan; and one in each of the Netherlands, Canada and the Dominican Republic.

     The financing, development and operation of projects outside the United States entail significant political and financial uncertainties (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, currency inconvertibility, political instability, civil unrest, and expropriation) and other credit quality, liquidity or structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed or operated, which AES may not be capable of fully insuring or hedging against. The ability to obtain financing on a commercially acceptable non-recourse basis in developing nations may also require higher investments by the Company than historically have been the case. In addition, financing in countries with less than investment grade sovereign credit ratings may also require substantial participation by multilateral financing agencies. There can be no assurance that such financing can be obtained when needed.

     The uncertainty of the legal environment in certain countries in which the Company, its subsidiaries and its affiliates are or in the future may be developing, constructing or operating could make it more difficult for the Company to enforce its respective rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the Company's ability to hold a majority interest in some of the projects that it may develop or acquire. International projects owned by the Company may, in certain cases, be expropriated by applicable governments. Although AES may have legal recourse in enforcing its rights under agreements and recovering damages for breaches thereof, there can be no assurance that any such legal proceedings will be successful.

     Competition. The global power production market is characterized by numerous strong and capable competitors, many of whom may have extensive and diversified developmental or operating experience (including both domestic and international experience) and financial resources similar to or greater than the Company. Further, in recent years, the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. In certain markets, these factors have caused reductions in prices contained in new power sales agreements and, in many cases, have caused higher acquisition prices for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, price pressure in certain power markets where the Company sells or intends to sell power. There can be no assurance that the foregoing competitive factors will not have a material adverse effect on the Company.

     Development Uncertainties. The majority of the projects that AES develops are large and complex and the completion of any such project is subject to substantial risks. Development can require the Company to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation on terms satisfactory to the Company of engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation and satisfactory completion of construction. There can be no assurance that AES will be able to obtain new power sales contracts, overcome local opposition, if any, obtain the necessary site agreements, fuel supply and ash disposal agreements, construction contracts, steam sales contracts, licenses and certifications, environmental and other permits and financing commitments necessary for the successful development of its projects. There can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful. If these development efforts are not successful, the Company may abandon a project under development. At the time of abandonment, the Company would expense all capitalized development costs incurred in connection therewith and could incur additional losses associated with any related contingent liabilities. The future growth of the Company is dependent, in part, upon the demand for significant amounts of additional electrical generating capacity and its ability to obtain contracts to supply portions of this capacity. Any material unremedied delay in, or unsatisfactory completion of, construction of the Company's projects could, under certain circumstances, have an adverse effect on the Company's ability to meet its obligations, including the payment of principal of, premium, if any and interest on Debt Securities. The Company also is faced with certain development uncertainties arising out of doing business outside of the United States. See "-- Doing Business Outside the United States."

     Risks Associated with Acquisitions. The Company has achieved a significant portion of its growth through acquisitions and expects that it will continue to grow, in part, through acquisitions. During 1997 alone the Company consummated several major acquisitions in which the Company invested an aggregate of $1.9 billion (excluding non-recourse debt). Although each of the acquired businesses had a significant operating history at the time of its acquisition by the Company, the Company has a limited history of owning and operating these businesses. In addition, most of these businesses were government owned and some were operated as part of a larger integrated utility prior to their acquisition by the Company. There can be no assurances that the Company will be successful in transitioning these to private ownership, that such businesses will perform as expected or that the returns from such businesses will support the indebtedness incurred to acquire them or the capital expenditures needed to develop them.

     Uncertainty of Access to Capital for Future Projects. Each of AES's projects under development and those independent power facilities it may seek to acquire may require substantial capital investment. Continued access to capital with acceptable terms is necessary to assure the success of future projects and acquisitions. AES has substantially utilized project financing loans to fund the capital expenditures associated with constructing and acquiring its electric power plants and related assets. Project financing borrowings have been substantially non- recourse to other subsidiaries and affiliates and to AES as the parent company and are generally secured by the capital stock, physical assets, contracts and cash flow of the related project subsidiary or affiliate. The Company intends to continue to seek, where possible, such non-recourse project financing in connection with the assets which the Company or its affiliates may develop, construct or acquire. However, depending on market conditions and the unique characteristics of individual projects, such financing may not be available or the Company's traditional providers of project financing, particularly multinational commercial banks, may seek higher borrowing spreads and increased equity contributions.

     Furthermore, because of the reluctance of commercial lending institutions to provide non-recourse project financing (including financial guarantees) in certain less developed economies, the Company, in such locations, has and will continue to seek direct or indirect (through credit support or guarantees) project financing from a limited number of multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, these institutions may also require governmental guarantees of certain project and sovereign related risks. Depending on the policies of specific governments, such guarantees may not be offered and as a result, AES may determine that sufficient financing will ultimately not be available to fund the related project.

     In addition to the project financing loans, if available, AES provides a portion, or in certain instances all, of the remaining long-term financing required to fund development, construction, or acquisition. These investments have generally taken the form of equity investments or loans, which are subordinated to the project financing loans. The funds for these investments have been provided by cash flows from operations and by the proceeds from borrowings under the short-term credit facilities and issuances of senior subordinated notes, convertible debentures and common stock of the Company.

     The Company's ability to arrange for financing on either a fully recourse or a substantially non-recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, the availability of bank credit, investor confidence in the Company, the continued success of current projects and provisions of tax and securities laws which are conducive to raising capital in this manner. Should future access to capital not be available, AES may decide not to build new plants or acquire existing facilities. While a decision not to build new plants or acquire existing facilities would not affect the results of operations of AES on its currently operating facilities or facilities under construction, such a decision would affect the future growth of AES.

     Dependence on Utility Customers and Certain Projects. The nature of most of AES's power projects is such that each facility generally relies on one power sales contract with a single customer for the majority, if not all, of its revenues over the life of the power sales contract. During 1996, five customers, including Connecticut Light & Power Company, a subsidiary of Northeast Utilities, accounted for 73% of the Company's consolidated total revenues. The prolonged failure of any one utility customer to fulfill its contractual obligations could have a substantial negative impact on AES's primary source of revenues. AES has sought to reduce this risk in part by entering into power sales contracts with utilities or other customers of strong credit quality and by locating its plants in different geographic areas in order to mitigate the effects of regional economic downturns.

     Four of the Company's plants collectively represented approximately 39% of AES's consolidated total assets at December 31, 1996 and generated approximately 67% of AES's consolidated total revenues for the year ended December 31, 1996.

     Sales to Connecticut Light & Power Company ("CL&P") represented 16% of the Company's total revenues in 1996. Moody's Investor Service Inc. ("Moody's") and Standard & Poor's Corporation ("S&P") have recently downgraded CL&P's senior secured long-term debt from Baa3/BBB- to Ba1/ BB+, Both Moody's and S&P have placed CL&P under review for possible downgrade or on credit watch. In March 1997, as a result of regulatory action by the Public Service Commission of New Hampshire, Moody's and S&P downgraded the senior unsecured debt of Northeast Utilities, the parent of CL&P, from Ba2/BB to Ba3/BB- and placed Northeast Utilities on watch for possible downgrade.

     Regulatory Uncertainty. AES's cogeneration operations in the United States are subject to the provisions of various laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") and the
Public Utility Holding Company Act, as amended ("PUHCA"). PURPA provides to qualifying facilities ("QFs") certain exemptions from substantial federal and state legislation, including regulation as public utilities. PUHCA regulates public utility holding companies and their subsidiaries. AES is not and will not be subject to regulation as a holding company under PUHCA as long as the domestic power plants it owns are QFs under PURPA. QF status is conditioned on meeting certain criteria, and would be jeopardized, for example, by the loss of a steam customer. The Company believes that, upon the occurrence of an event that would threaten the QF status of one of its domestic plants, it would be able to react in a manner that would avoid the loss of QF status (such as by replacing the steam customer). In the event the Company were unable to avoid the loss of such status for one of its plants, to avoid public utility holding company status, AES could apply to the Federal Energy Regulatory Commission ("FERC") to obtain status as an Exempt Wholesale Generator ("EWG"), or could restructure the ownership of the project subsidiary. EWGs, however, are subject to broader regulation by FERC and may be subject to state public utility commissions regulation regarding non-rate matters. In addition, any restructuring of a project subsidiary could result in, among other things, a reduced financial interest in such subsidiary, which could result in a gain or loss on the sale of the interest in such subsidiary, the removal of such subsidiary from the consolidated income tax group or the consolidated financial statements of the Company, or an increase or decrease in the results of operations of the Company.

     The United States Congress is considering proposed legislation which would repeal PURPA entirely, or at least repeal the obligation of utilities to purchase from QFs. There is strong support for grandfathering existing QF contracts if such legislation is passed, and also support for requiring utilities to conduct competitive bidding for new electric generation if the PURPA purchase obligation is eliminated. Various bills have also proposed repeal of PUHCA. Repeal of PUHCA would allow both independents and vertically integrated utilities to acquire retail utilities in the United States that are geographically widespread, as opposed to the current limitations of PUHCA which require that retail electric systems be capable of physical integration. In addition, registered holding companies would be free to acquire non-utility businesses, which they may not do now, with certain limited exceptions. In the event of a PUHCA repeal, competition for independent power generators from vertically integrated utilities would likely increase. Repeal of PURPA and/or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition, and deregulate most electric rates. The effect of any such repeal cannot be predicted, although any such repeal could have a material adverse effect on the Company.

     Electric Utility Industry Restructuring Proposals. The FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring would permit utility customers to choose their utility supplier in a competitive electric energy market. The FERC issued a final rule in April 1996 which requires utilities to offer wholesale customers and suppliers open access on utility transmission lines, on a comparable basis to the utilities' own use of the lines. The final rule is subject to rehearing and may become the subject of court litigation. Many utilities have already filed "open access" tariffs. The utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric power suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs." These may include the costs utilities are required to pay under many QF contracts which the utilities view as excessive when compared with current market prices. Many utilities are therefore seeking ways to lower these contract prices or rescind the contracts altogether, out of concern that their shareholders will be required to bear all or part of such "stranded" costs. Some utilities have engaged in litigation against QFs to achieve these ends.

     In addition, future United States electric rates may be deregulated in a restructured United States electric utility industry and increased competition may result in lower rates and less profit for United States electricity sellers. Falling electricity prices and uncertainty as to the future structure of the industry is inhibiting United States utilities from entering into long-term power purchase contracts. The effect of any such restructuring on the Company cannot be predicted, although any such restructuring could have a material adverse effect on the Company.

     Litigation and Regulatory Proceedings. From time to time, the Company and its affiliates are parties to litigation and regulatory proceedings. Investors should review the descriptions of such matters contained in the Company's Annual, Quarterly and Current Reports filed with the Commission and incorporated by reference herein. There can be no assurances that the outcome of such matters will not have a material adverse effect on the Company's consolidated financial position.

     Business Subject to Stringent Environmental Regulations. AES's activities are subject to stringent environmental regulation by federal, state, local and foreign governmental authorities. For example, the Clean Air Act Amendments of 1990 impose more stringent standards than those previously in effect, and require states to impose permit fees on certain emissions. Congress and other foreign governmental authorities also may consider proposals to restrict or tax certain emissions. These proposals, if adopted, could impose additional costs on the operation of AES's power plants. There can be no assurance that AES would be able to recover all or any increased costs from its customers or that its business, financial condition or results of operations would not be materially and adversely affected by future changes in domestic or foreign environmental laws and regulations. The Company has made and will continue to make capital and other expenditures to comply with environmental laws and regulations. There can be no assurance that such expenditures will not have a material adverse effect on the Company's financial condition or results of operations.

     Control by Existing Stockholders. As of September 30, 1997, AES's two founders, Roger W. Sant and Dennis W. Bakke, and their immediate families together owned beneficially approximately 22.1% of AES's outstanding Common Stock. As a result of their ownership interests, Messrs. Sant and Bakke may be able to significantly influence or exert control over the affairs of AES, including the election of the Company's directors. As of September 30, 1997, all of AES's officers and directors and their immediate families together owned beneficially approximately 29.2% of AES's outstanding Common Stock. To the extent that they decide to vote together, these stockholders would be able to significantly influence or control the election of AES's directors, the management and policies of AES and any action requiring stockholder approval, including significant corporate transactions.

     Adherence to AES's Principles -- Possible Impact on Results of Operations. A core part of AES's corporate culture is a commitment to "shared principles": to act with integrity, to be fair, to have fun and to be socially responsible. The Company seeks to adhere to these principles not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if the Company perceives a conflict between these principles and profits, the Company will try to adhere to its principles -- even though doing so might result in diminished or foregone opportunities or financial benefits.

     Shares Eligible for Future Sale. Certain credit facilities of AES subsidiaries are secured by the pledge of 34.6 million shares of the AES Common Stock held by a subsidiary of AES. The sale of a substantial number of such shares in the public market upon any foreclosure or otherwise could have an adverse effect on the market price of the AES Common Stock.

     Risk of Fraudulent Transfer. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be applied by a court on behalf of any unpaid creditor or a representative of AES's creditors in a lawsuit to subordinate or avoid Debt Securities in favor of other existing or future creditors of AES. Under applicable provisions of the U.S. Bankruptcy code or comparable provisions of state fraudulent transfer or conveyance laws, if AES at the time of issuance of Debt Securities , (i) incurred such indebtedness with intent to hinder, delay or defraud any present or future creditor of AES or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (ii) received less than reasonably equivalent value or fair consideration for issuing Debt Securities and AES (a) was insolvent, (b) was rendered insolvent by reason of the issuance of the Debt Securities, (c) was engaged or about to engage in business or a transaction for which the remaining assets of AES constitute unreasonably small capital to carry on its business or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each case, a court of competent jurisdiction could void, in whole or in part, the Debt Securities. Among other things, a legal challenge of the Debt Securities on fraudulent conveyance grounds may focus on the benefits, if any, realized by AES as a result of the issuance by AES of the Debt Securities.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, AES would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than all of its assets at fair valuation or if the present fair market value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature. There can be no assurance that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the holders of the Debt Securities.

     Management believes that, for purposes of all such insolvency, bankruptcy and fraudulent transfer or conveyance laws, the Debt Securities are being incurred without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that AES after the issuance of the Debt Securities will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

     No Prior Public Market -- Possible Price Volatility of Debt Securities, Stock Purchase Contracts, Stock Purchase Units and Preferred Stock. Prior to the offering, there has been no public market for the Senior Debt Securities, the Junior Subordinated Debt Securities, the Preferred Stock, the Stock Purchase Contracts and the Stock Purchase Units. There can be no assurance that an active trading market for the Senior Debt Securities, the Junior Subordinated Debt Securities, the Preferred Stock, the Stock Purchase Contracts or the Stock Purchase Units will develop or be sustained. If such a market were to develop, the Senior Debt Securities, the Junior Subordinated Debt Securities, the Preferred Stock, the Stock Purchase Contracts or the Stock Purchase Units could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has demonstrated substantial volatility in the prices of securities similar to the Debt Securities. There can be no assurance that the future market for the Debt Securities will not be subject to similar volatility.

                          DESCRIPTION OF CAPITAL STOCK

     Under the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $.01 per share, and 50,000,000 shares of Preferred Stock, no par value.

     The following summary contains a description of certain general terms of the Common Stock and the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain material provisions of the Common Stock and the Preferred Stock is subject to and qualified in its entirety by reference to the provisions of the Company's Certificate of Incorporation, and, in the case of the Preferred Stock, to the Certificate of Designation (the "Certificate of Designation") relating to each particular series of Preferred Stock which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Preferred Stock.

COMMON STOCK

     As of June 30, 1997, there were, after giving effect to the stock split discussed below, 165,309,292 shares of Common Stock outstanding.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company (the "Board of Directors") out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and any shares of Common Stock in respect of which this Prospectus is being delivered will be fully paid and non-assessable.

     The transfer agent for the Company's Common Stock is First Chicago Trust Company.

PRICE RANGE OF AES COMMON STOCK AND COMMON STOCK DIVIDENDS

     AES Common Stock began trading on the New York Stock Exchange on October 16, 1996 under the symbol "AES." Prior to that date, Common Stock had been quoted on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol "AESC." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported on the NYSE Composite Tape and by NASDAQ/NMS. In July 1997, the Company announced a two for one stock split, in the form of a stock dividend, for holders of record on July 28, 1997 of its Common Stock, par value $.01 per share, which was paid on August 28, 1997. The prices set forth below are adjusted for such stock split.

                                      HIGH          LOW
                                  -----------   -----------
          1995
       First Quarter ..........    $   9.88      $   8.00
       Second Quarter .........        9.63          8.00
       Third Quarter ..........       10.81          9.25
       Fourth Quarter .........       12.00          9.38

                                                                 HIGH            LOW
                                                             ------------   ------------
          1996
       First Quarter .....................................    $   12.63      $   10.50
       Second Quarter ....................................        14.81          11.13
       Third Quarter .....................................        20.25          13.94
       Fourth Quarter ....................................        25.06          19.63

                                                                 HIGH            LOW
                                                             ------------   ------------
          1997
       First Quarter .....................................    $   34.13      $   22.38
       Second Quarter ....................................        37.75          27.50
       Third Quarter .....................................        45.25          34.63
       Fourth Quarter (through November 6, 1997) .........        49.63          38.94

     No cash dividends have been paid on Common Stock since December 22, 1993 in order to provide capital for the Company's equity investments in projects.

     The Company's ability to declare and pay dividends is dependent, among other things, on the ability of its project subsidiaries to declare and pay dividends (and otherwise distribute cash) to it, the Company's ability to service its parent company debt and the Company's ability to meet certain criteria for paying dividends under its corporate credit facility and under existing indentures of Debt Securities.

     The ability of the Company's subsidiaries to declare and pay dividends and otherwise distribute cash to the Company is subject to certain limitations in the project loans and other documents entered into by such project subsidiaries. Such limitations permit the payment of dividends out of current cash flow for quarterly, semi-annual or annual periods only at the end of such periods and only after payment of principal and interest on project loans due at the end of such periods.

     Cash dividend payments on Common Stock are limited to a certain percentage of cash flow under the Company's corporate credit agreement. The indentures relating to the Company's existing senior subordinated notes preclude the payment of cash dividends if at the time of such payment or after giving effect thereto an event of default (as defined) or an event that, after the giving of notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, if certain fixed charge coverage ratios are not met or if the payment of such dividends, together with other restricted payments, would exceed certain limits.

PREFERRED STOCK

     As of June 30, 1997, there were no shares of Preferred Stock outstanding.

     The Board of Directors has the authority to issue Preferred Stock in one or more classes or series and to fix, by resolution, the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action or vote by the stockholders. Preferred Stock, if issued, will not be entitled to any preemptive or similar rights. The applicable Prospectus Supplement will describe the following terms of any Preferred Stock in respect of which the Prospectus is being delivered (to the extent applicable to such Preferred Stock): (i) the specific designation, number of shares, seniority and purchase price; (ii) any liquidation preference per share; (iii) any date of maturity; (iv) any redemption, repayment or sinking fund provisions; (v) any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined); (vi) any voting rights; (vii) if other than the currency of the United States, the currency or currencies including composite currencies in which such Preferred Stock is denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (ix) whether such Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which such Preferred Stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; (x) the place or places where dividends and other payments on the Preferred Stock will be payable; and (xi) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     All shares of Preferred Stock offered hereby, or issuable upon conversion, exchange or exercise of Securities, will, when issued, be fully paid and non-assessable. Any shares of Preferred Stock that are issued would have priority over the Common Stock with respect to dividend or liquidation rights or both.

     The transfer agent for each series of Preferred Stock will be described in the applicable Prospectus Supplement.

DESCRIPTION OF CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate of Incorporation and By-Laws of AES contain several provisions that may make the acquisition of control of AES by means of a tender offer, open market purchases, a proxy fight or otherwise more difficult. Set forth below is a description of certain of these provisions in the Certificate of Incorporation and By-Laws.

     Special Meetings of Stockholders. AES's By-Laws provide that, unless otherwise prescribed by law, special meetings of stockholders may be called by a resolution adopted by a majority of the entire Board of Directors, by the Chairman of the Board or by the President. Only such business as shall be specified in the notice of stockholders of the special meeting shall be considered.

     Stockholder Nomination of Directors. AES's By-Laws contain a procedure for stockholder nomination of directors. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to the Secretary of AES of the intent to make such nomination. The notice must be given, with respect to an annual meeting, not later than 90 days in advance of such annual meeting and with respect to a special meeting, not later than the close of business on the seventh day following the earlier of (a) the date on which notice of such special meeting is first given to stockholders and (b) the date on which a public announcement of such meeting is first made. Each notice must include (i) the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been included in a proxy statement filed pursuant to Rule 14a-8 under the Exchange Act; and
(iv) the consent of each nominee to serve if elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

     The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.

     Elimination of Liability; Indemnification. Except as set forth below, the Certificate of Incorporation eliminates the liability of AES's directors to AES or its stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to the Company or its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not absolve directors of liability under Section 174 of the Delaware General Corporation Law (the "GCL"), which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.

     Under AES's By-Laws, and in accordance with Section 145 of the GCL, AES shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of the Company to procure a judgment in its favor, a "derivative action") by reason of the fact that such person is or was a director or officer of or employed by AES, or is or was serving in such capacity or as an agent at the request of the Company for another entity, to the full extent authorized by Delaware law, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of AES, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. AES shall indemnify persons in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the Company in the performance of his or her duty. Agents of the Company may be similarly indemnified at the discretion of the Board of Directors.

     Under Section 145 of the GCL, a similar duty of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to AES, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and only for such expenses as the court shall deem proper.

     Pursuant to AES's By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by AES. However, such advances will only be made upon the delivery of an undertaking by or on behalf of the indemnified person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification.

     In addition, under AES's By-Laws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AES or of another corporation against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not AES would have the power or the obligation to indemnify such person against such liability under the provisions of AES's By-Laws. The Company maintains directors' and officers' insurance.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may consist of Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities. The Senior Debt Securities will be issued under an indenture (the "Senior Debt Indenture") between The AES Corporation, as issuer, and The First National Bank of Chicago, as trustee. The Senior Subordinated Debt Securities will be issued under an indenture (the "Senior Subordinated Debt Indenture") dated as of July 1, 1996 between The AES Corporation, as issuer, and The First National Bank of Chicago, as trustee. The Junior Subordinated Debt Securities will be issued under an indenture (the "Junior Subordinated Debt Indenture") between The AES Corporation, as issuer, and The First National Bank of Chicago, as trustee. The First National Bank of Chicago, in its capacity as trustee under each of the Indentures, is referred to herein as the "Trustee."

     Copies of the Indentures (or the forms thereof) have been incorporated by reference or included herein as exhibits to the Registration Statement of which this Prospectus is a part and are also available for inspection at the office of the Trustee. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Section references contained herein are applicable to each of the Indentures. The following summaries of certain provisions of the Indentures do not purport to be complete, and where reference is made to particular provisions of the Indentures, such provisions, including definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The Indentures are substantially identical except for provisions relating to subordination.

GENERAL

     None of the Indentures limits the amount of Debt Securities which may be issued thereunder. Each Indenture provides that Debt Securities issuable thereunder may be issued up to the aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the Prospectus Supplement for the following terms of the Debt Securities (to the extent such terms are applicable to such Debt Securities) in respect of which this
Prospectus is being delivered (the "Offered Debt Securities"): (i) the designation, aggregate principal amount and authorized denominations of the Offered Debt Securities; (ii) the date or dates on which the Offered Debt Securities will mature; (iii) the rate or rates per annum at which the Offered Debt Securities will bear interest and the method of calculating such rates, if any; (iv) the dates on which any such interest will be payable and the record dates for any such interest payments; (v) any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability provisions;
(vi) the place where the principal of and interest on the Offered Debt Securities will be payable; (vii) if other than denominations of $1,000 or multiples thereof, the denominations in which the Offered Debt Securities will be issuable; (viii) whether the Offered Debt Securities shall be issued in the form of Global Securities (as defined below) or certificates; (ix) additional provisions, if any, relating to the defeasance of the Offered Debt Securities;
(x) the currency or currencies, if other than the currency of the United States, in which payment of the principal of and interest on the Offered Debt Securities will be payable; (xi) whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of Bearer Securities; (xii) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. Person (as defined in each Prospectus Supplement relating to any particular series of Debt Securities offered thereby) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Offered Debt Securities rather than pay such additional amounts;
(xiii) the dates on which premium, if any, will be payable; (xiv) the right of the Company, if any, to defer payment of interest and the maximum length of such deferral period; (xv) any listing on a securities exchange; (xvi) the initial public offering price; and (xvii) other specific terms, including any additional events of default or covenants provided for with respect to the Offered Debt Securities.

     As described in each Prospectus Supplement relating to any particular series of Debt Securities offered thereby, the Indenture under which such Debt Securities are issued may contain covenants limiting: (i) the incurrence of debt by the Company; (ii) the incurrence of debt by subsidiaries of the

Company; (iii) the making of certain payments by the Company and its subsidiaries; (iv) subsidiary mergers; (v) business activities of the Company and its subsidiaries; (vi) the issuance of preferred stock of subsidiaries;
(vii) asset dispositions;  (viii) transactions with affiliates;  (ix) liens; and
(x) mergers and consolidations involving the Company.

BOOK-ENTRY SYSTEMS

     If so specified in any accompanying Prospectus Supplement relating to Debt Securities, Debt Securities of any series may be issued under a book-entry system in the form of one or more global securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

     The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of a Global Security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters, dealers, or agents, if any, or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary or its nominee is the owner of record of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture under which such Debt Securities are issued. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Security represented by such Global Security registered in their names, and will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture under which such Debt Securities are issued. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of record under the applicable Indenture pursuant to which the Debt Securities relating to such Global Security are issued. The Company understands that under existing industry practices, if the Company requests any action of holders or if any owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

     Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to such Depositary or such nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that the Depositary will credit participants, accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     A Global Security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of an offering of Offered Debt Securities hereby is exchangeable for Debt Securities in definitive form of like tenor and terms if
(i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility, or (ii) the Company in its sole discretion at any time determines not to have all of the Debt Securities represented in an offering of Offered Debt Securities by a Global Security and notifies the Trustee thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in such names and in such authorized denominations as the Depositary for such Global Security shall direct. The Debt Securities of a series may also be issued in the form of one or more bearer global Debt Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euro-clear and CEDEL, or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

SENIOR DEBT SECURITIES

     The payment of principal of, premium, if any, and interest on the Senior Debt Securities will, to the extent and in the manner set forth in the Senior Debt Indenture, rank pari passu with all unsecured and unsubordinated debt of the Company.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES

     The payment of principal of, premium, if any, and interest on the Senior Subordinated Debt Securities will, to the extent and in the manner set forth in the Senior Subordinated Debt Indenture, be subordinated in right of payment to the prior payment in full, in cash equivalents, of all Senior Debt.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Senior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Senior Subordinated Debt Securities.

     No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities may be made by the Company if there shall have occurred and be continuing a default in any payment with respect to Senior Debt. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior Debt pursuant to which the maturity thereof may be accelerated, from and after the date of receipt by the Trustee of written notice from the holders of such Designated Senior Debt or from an agent of such holders, no payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities may be made by the Company for a period (the "Payment Blockage Period") commencing on the date of delivery of such notice and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of such Designated Senior Debt or from an agent of such holders, or such event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Senior Subordinated Debt Securities during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period shall be or be made the basis for the commencement of any subsequent Payment Blockage Period by the holders of such Designated Senior Debt, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     By reason of such subordination, in the event of insolvency, funds that would otherwise be payable to holders will be paid to the holders of Senior Debt to the extent necessary to pay the Senior Debt in full, and the Company may be unable to meet fully its obligations with respect to the Senior Subordinated Debt Securities.

     "Debt" is defined to mean, with respect to any person at any date of determination (without duplication), (i) all indebtedness of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such person to pay the deferred purchase price of property or services, except trade payables, (v) all obligations of such person as lessee under capitalized leases, (vi) all Debt of others secured by a lien on any asset of such person, whether or not such Debt is assumed by such person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt, (vii) all Debt of others guaranteed by such person to the extent such Debt is guaranteed by such person, (viii) all redeemable stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of such person under currency agreements and interest rate agreements.

     "Designated Senior Debt" is defined to mean (i) Debt under the Credit Agreement dated as of August 2, 1996 (the "Credit Agreement") among the Company, the Banks named on the signature pages thereof and the Morgan Guaranty Trust Company of New York, as agent for the banks, as such Credit Agreement has been and may be amended, restated, supplemented or otherwise modified from time to time and (ii) Debt constituting Senior Debt which, at the time of its determination, (A) has an aggregate principal amount of at least $30 million and
(B) is specifically designated as "Designated Senior Debt" by the Company.

     "Senior Debt" is defined to mean the principal of (and premium, if any) and interest on all Debt of the Company whether created, incurred or assumed before, on or after the date of the Senior Subordinated Debt Indenture; provided that Senior Debt shall not include (i) the Company's 8.875% Senior Subordinated Debentures due 2027, 8.50% Senior Subordinated Notes due 2007, 8.375% Senior Subordinated Notes Due 2007 and the Company's 10.25% Senior Subordinated Notes due 2006 which rank pari passu with the Senior Subordinated Debt Securities,
(ii) Debt of the Company to any affiliate, (iii) Debt of the Company that, when incurred, and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse, (iv) any other Debt of the Company which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Senior Subordinated Debt Securities and (v) redeemable stock of the Company.

SUBORDINATION OF JUNIOR SUBORDINATED DEBT SECURITIES

     The payment of principal of, premium, if any, and interest on the Junior Subordinated Debt Securities will, to the extent and in the manner set forth in the Junior Subordinated Debt Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior and Subordinated Debt of the Company.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior and Subordinated Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Junior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Junior Subordinated Debt Securities.

     No payments on account of principal, premium, if any, or interest in respect of the Junior Subordinated Debt Securities may be made by the Company if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior and Subordinated Debt pursuant to which the maturity thereof may be accelerated, from and after the date of receipt by the Trustee of written notice from holders of such Designated Senior and Subordinated Debt or from an agent of such holders, no payments on account of principal, premium, if any, or interest may be made by the Company during a Payment Blockage Period in respect of such Junior Subordinated Debt Securities (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of such Designated Senior and Subordinated Debt or from an agent of such holders, or such event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Junior Subordinated Debt Securities during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior and Subordinated Debt initiating such Payment Blockage Period shall be or be made the basis for the commencement of any subsequent Payment Blockage Period by the holders of such Designated Senior and Subordinated Debt, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     By reason of such subordination, in the event of insolvency, funds that would otherwise be payable to holders of Junior Subordinated Debt Securities will be paid to the holders of Senior and Subordinated Debt of the Company to the extent necessary to pay such Debt in full, and the Company may be unable to meet fully its obligations with respect to the Junior Subordinated Debt Securities.

     "Designated Senior and Subordinated Debt" is defined to mean (i) Debt under the Credit Agreement and (ii) Debt constituting Senior and Subordinated Debt which, at the time of its determination, (A) has an aggregate principal amount of at least $30 million and (B) is specifically designated in the instrument as "Designated Senior and Subordinated Debt" by the Company.

     "Senior and Subordinated Debt" is defined to mean the principal of (and premium, if any) and interest on all Debt of the Company whether created, incurred or assumed before, on or after the date of the Junior Subordinated Debt Indenture; provided that such Senior and Subordinated Debt shall not include (i) Debt of the Company to any affiliate, (ii) Debt of the Company that, when incurred and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse, (iii) any other Debt of the Company which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Junior Subordinated Debt Securities, and in particular the Junior Subordinated Debt Securities shall rank pari passu with all other debt securities and guarantees issued to an AES Trust or any other trust, partnership or other entity affiliated with the Company which is a financing vehicle of the Company in connection with an issuance of preferred securities by such financing entity, and (iv) redeemable stock of the Company.

EVENTS OF DEFAULT

     An Event of Default, as defined in each of the Indentures and applicable to Debt Securities issued under such Indenture, will occur with respect to the Debt Securities of any series issued under such Indenture if: (i) the Company defaults in the payment of principal of (or premium, if any, on) any Debt Security of such series issued under such Indenture when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase, or otherwise; (ii) the Company defaults in the payment of interest on any Debt Security of such series issued under such Indenture when the same becomes due and payable, and such default continues for a period of 30 days; (iii) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in such Indenture with respect to the Debt Securities of any series issued under such Indenture and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or by the holders (as defined in the Indenture) of 25% or more in aggregate principal amount of the Debt Securities of all series issued under such Indenture; (iv) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any of its Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Company or any of its Material Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Material Subsidiaries or (C) the winding up or liquidation of the affairs of the Company or any of its Material Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (v) the Company or any of its Material Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Company or any of its Material Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Material Subsidiaries or (C) effects any general assignment for the benefit of creditors; or (vi) any other Events of Default set forth in the applicable Prospectus Supplement occur.

     If an Event of Default (other than an Event of Default  specified in clause
(iv) or (v) above that occurs with respect to the Company) occurs with respect to the Debt Securities of any series issued under an Indenture, and if such Event of Default is continuing under such Indenture, then, and in each and every such case, except for any series of Debt Securities issued under such Indenture the principal of which shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of any such series then outstanding issued under such Indenture (each such series voting as a separate class) by written notice to the Company (and to the Trustee if such notice is given by the holders (the "Acceleration Notice")), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the Debt Securities of such series to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (iv) or
(v) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Debt Securities then outstanding under each of the Indentures shall ipso facto become and be immediately due and payable, subject to the prior payment in full of all Senior Debt, without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding Debt Securities of any series under an Indenture may, by written notice to the Company and to the Trustee, waive all past defaults with respect to Debt Securities of such series and rescind and annul a declaration of acceleration with respect to Debt Securities of such series and its consequences if (i) all existing Events of Default applicable to Debt Securities of such series, other than the nonpayment of the principal of, premium, if any, and interest on the Debt Securities that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series under an Indenture may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the applicable Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of Debt Securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Debt Securities of such series. A holder may not pursue any remedy with respect to the applicable Indenture or the Debt Securities of any series issued under such Indenture unless: (i) the holder gives the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding Debt Securities of such series make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer and, if requested, provide the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of such series do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a Debt Security to receive payment of the principal of, premium, if any, or interest on, such Debt Security or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Debt Securities, which right shall not be impaired or affected without the consent of the holder.

     Each of the Indentures requires that certain officers of the Company certify, on or before a date not more than four months after the end of each fiscal year, that to the best of such officer's knowledge, the Company has fulfilled all its obligations under such Indenture. The Company is also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under any of the Indentures.

     "Material Subsidiary" of a Person is defined to mean, as of any date, any Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X of the Securities Act of 1933, as amended.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

MODIFICATION AND WAIVER

     Each of the Indentures provides that the Company and the Trustee may amend or supplement such Indenture or the Debt Securities of any series issued under such Indenture without notice to or the consent of any holder: (i) to cure any ambiguity, defect, or inconsistency in such Indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect; (ii) to comply with the terms in "Restriction on Mergers, Consolidations and Sales of Assets" described below; (iii) to comply with any requirements of the Commission in connection with the qualification of such Indenture under the Trust Indenture Act of 1939, as amended; (iv) to evidence and provide for the acceptance of appointment with respect to the Debt Securities of any or all series issued under such Indenture by a successor Trustee; (v) to establish the form or forms of Debt Securities of any series issued under such Indenture or of the coupons pertaining to such Debt Securities as permitted by such Indenture; (vi) to provide for uncertificated Debt Securities and to make all appropriate changes for such purpose; and (vii) to make any change that does not materially and adversely affect the rights of any holder.

     Each of the Indentures also provides that modifications and amendments of such Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series issued under such Inden-
ture affected thereby (each series voting as a separate class); provided, however, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, any Debt Security issued under such Indenture, (ii) reduce the principal amount of, or premium, if any, or interest on, any Debt Security issued under such Indenture, (iii) reduce the above-stated percentage of outstanding Debt Securities issued under such Indenture the consent of whose holders is necessary to modify or amend such Indenture with respect to the Debt Securities of any series issued under such Indenture, (iv) reduce the percentage or aggregate principal amount of outstanding Debt Securities of any series issued under the Indenture the consent of whose holders is necessary for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults. A supplemental indenture which changes or eliminates any covenant or other provision of an Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities issued under such Indenture, or which modifies the rights of holders of Debt Securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the applicable Indenture of the holders of Debt Securities of any other series issued under such Indenture or of the coupons appertaining to such Debt Securities. It shall not be necessary for the consent of the holders under this section of an Indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement, or waiver under this section of an Indenture becomes effective, the Company shall give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. The Company will mail supplemental indentures to holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

RESTRICTION ON MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     Pursuant to the Indentures, the Company may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions), to any Person (as defined in the Indentures) unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which properties and assets of the Company are transferred shall be a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume in writing all the obligations of the Company under the Notes, (ii) immediately after giving effect to such transaction no Event of Default or event or condition which through the giving of notice or lapse of time or both would become an Event of Default shall have occurred and be continuing and (iii) such other conditions as may be established in connection with the issuance of the applicable Debt Securities.

DEFEASANCE AND DISCHARGE

     Each of the Indentures provides that the Company shall be deemed to have paid and shall be discharged from any and all obligations in respect of the Debt Securities of any series issued under such Indenture on the 123rd day after the deposit referred to below has been made, and the provisions of such Indenture will no longer be in effect with respect to the Debt Securities of such series issued thereunder (except for, among other matters, certain obligations to register the transfer or exchange of the Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) if, among other things,
(A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof, in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the applicable Debt Securities, on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of such Indenture and the applicable Debt Securities, (B) the Company has delivered to the Trustee (i) either (x) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of such Indenture that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and
(ii) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound, (D) the Company is not prohibited from making payments in respect of the applicable Debt Securities by the subordination provisions contained in such Indenture and
(E) if at such time the applicable Debt Securities are listed on a national securities exchange, the Company has delivered to the Trustee an opinion of counsel to the effect that such Debt Securities will not be delisted as a result of such deposit, defeasance and discharge.

     As more fully described in the Prospectus Supplement, each of the Indentures also provides for defeasance of certain covenants.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     AES may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require AES to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities in any of three ways (or in any combination thereof): (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to any Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents and the respective amounts of such Offered Securities underwritten or purchased by each of them, the initial public offering price of such Offered Securities and the proceeds to the Company from such sale, any discounts, commissions or other items constituting compensation from the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale of any Offered Securities, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Offered Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased.

     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                  LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York.

                                     EXPERTS

     The financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Prospectus from the Company's Current Report on Form 8-K filed November 6, 1997 and the related financial statement schedules incorporated by reference in the Registration Statement from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Companhia Energetica de Minas Gerais -- CEMIG for the years ended December 31, 1996 and 1995, prepared in accordance with accounting principles generally accepted in Brazil, incorporated by reference in this Prospectus from Item 7 of the Current Report on Form 8-K of The AES Corporation filed July 16, 1997, have been audited by Price Waterhouse Auditores Independentes, Belo Horizonte, Brazil, independent accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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     NO DEALER,  SALESPERSON OR OTHER PERSON HAS BEEN
AUTHORIZED  TO GIVE  ANY  INFORMATION  OR TO MAKE ANY
REPRESENTATIONS  OTHER THAN THOSE  CONTAINED  IN THIS
PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION
WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND
THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS  MUST NOT BE  RELIED  UPON AS  HAVING
BEEN   AUTHORIZED   BY   THE   COMPANY   OR  BY   THE
UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS
SUPPLEMENT  AND  THE  PROSPECTUS  NOR ANY  SALE  MADE
HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE
CREATE AN  IMPLICATION  THAT THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF THE COMPANY  SINCE THE DATE HEREOF.
THIS PROSPECTUS  SUPPLEMENT AND THE PROSPECTUS DO NOT
CONSTITUTE AN OFFER OR  SOLICITATION BY ANYONE IN ANY
STATE IN WHICH  SUCH  OFFER  OR  SOLICITATION  IS NOT
AUTHORIZED  OR IN WHICH THE PERSON  MAKING SUCH OFFER
OR  SOLICITATION  IS  NOT  QUALIFIED  TO  DO SO OR TO
ANYONE TO WHOM IT IS  UNLAWFUL  TO MAKE SUCH OFFER OR
SOLICITATION.
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                  TABLE OF CONTENTS
                                                PAGE
                                                ----
                PROSPECTUS SUPPLEMENT

Special Note Regarding Forward Looking
  Statements ...............................    S-2
Offering Summary ...........................    S-3
Recent Developments ........................    S-4
Use of Proceeds ............................    S-6
Description of Debentures ..................    S-7
Common Stock Price Ranges and Dividends.        S-13
Certain U.S. Federal Income Tax Consider-
  ations ...................................    S-14
Underwriting ...............................    S-17
Legal Matters ..............................    S-19
Experts ....................................    S-19

                      PROSPECTUS

Available Information ......................    1
Incorporation of Certain Documents by
  Reference ................................    1
Use of Proceeds ............................    2
Ratio of Earnings to Fixed Charges .........    2
The Company ................................    3
Outlook.....................................    3
Stategy.....................................    4
Risk Factors ...............................    5
Description of Capital Stock ...............   11
Description of Debt Securities .............   15
Description of Stock Purchase Contracts
  and Stock Purchase Units..................   24
Plan of Distribution .......................   24
Legal Matters ..............................   25
Experts ....................................   25

================================================================================
================================================================================


                      $150,000,000


                  THE AES CORPORATION


                4.50%CONVERTIBLE JUNIOR
                SUBORDINATED DEBENTURES
                        DUE 2005


                   [GRAPHIC OMITTED]

                       ----------

                 PROSPECTUS SUPPLEMENT
                     August 4, 1998

                       ----------

                  SALOMON SMITH BARNEY

                   J.P. MORGAN & CO.

              DONALDSON, LUFKIN & JENRETTE

               MORGAN STANLEY DEAN WITTER

                PAINEWEBBER INCORPORATED

                 C.E. UNTERBERG, TOWBIN

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